Exhibit 99.1

                Vulcan Announces Record Third Quarter
                 Earnings from Continuing Operations


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Oct. 29, 2007--Vulcan Materials Company (NYSE: VMC) today announced record third quarter earnings from continuing operations of $144 million, or $1.47 per diluted share. Earnings from continuing operations in the third quarter of 2007 include expenses of $3 million, or $0.02 per diluted share, related to the pending acquisition of Florida Rock Industries. Earnings from continuing operations in the third quarter of 2006 were $1.44 per diluted share and included a gain of $0.03 per share resulting from an increase in the carrying value of the ECU earn-out. Net earnings, including a $0.09 per diluted share loss referable to discontinued operations, were $1.38 per diluted share compared to $1.39 per diluted share in the prior year's third quarter.

    Don James, Vulcan's Chairman and Chief Executive Officer, stated, "Our aggregates-focused business demonstrated remarkable resiliency in the face of a sharp downturn in residential construction. We achieved record earnings from continuing operations for the third quarter and for the year-to-date, and we are on track to report record earnings for the full year 2007. Our cash generation continues to be strong with record cash flows from operations up 16 percent year-to-date.

    "The attractive long-term attributes of the aggregates business have added value for our shareholders through different economic cycles. Our strategic geographic footprint and diverse end-use markets, in conjunction with the recognition of the increasing value of permitted reserves in fast-growing metropolitan markets, have enabled us to grow earnings even as aggregates volumes have declined due to reduced levels of residential construction activity."

    Operating Results - Third Quarter

    Gross profit and operating earnings increased from the prior year due to higher earnings from aggregates and asphalt. Gross profit as a percentage of net sales increased to 33 percent from 32 percent in the prior year despite lower shipments and production levels in all major product lines. Third quarter net sales approximated the prior year's third quarter net sales as higher aggregates and asphalt sales were offset by lower concrete sales.

    Aggregates revenues and earnings increased from the prior year's levels due to higher pricing. Aggregates prices increased 12 percent from the prior year's third quarter, more than offsetting the earnings effects of an 8 percent decline in aggregates shipments. In response to lower demand, inventory levels in the third quarter were reduced from the previous quarter by lowering production levels. Costs of sales during the quarter were higher due mostly to the effects of lower production levels and increased costs for energy, parts and supplies.

    Asphalt earnings increased significantly from the prior year. Third quarter asphalt earnings benefited from higher selling prices, which increased 8 percent from the prior year's third quarter levels, as well as lower unit costs for liquid asphalt. Asphalt shipments in the third quarter of 2007 declined 5 percent from last year's third quarter level. Third quarter 2007 concrete earnings declined from the prior year as a 4 percent increase in concrete prices was more than offset by the earnings effect of a 37 percent decrease in concrete shipments.

    The quarter's results include approximately $0.03 per diluted share in charges associated with the closure of two former production sites and provisions for outstanding legal matters at two facilities. As previously mentioned, the quarter's results also include approximately $0.02 per diluted share referable to the pending Florida Rock acquisition.

    Discontinued operations posted a loss of $9 million, or $0.09 per diluted share in the third quarter, related to the settlement of claims against the Company's former chloralkali chemicals business unit which was divested in June 2005. Discontinued operations in the prior year's third quarter recorded a loss of $5 million, or $0.05 per diluted share. During the third quarter of 2007, the Company received the final payment under the ECU earn-out of $22 million, bringing the cumulative cash receipts to the $150 million cap.

    Net cash provided by operating activities increased $58 million to $421 million during the nine months ended September 30, 2007.

    All results are unaudited.

    Outlook

    Commenting on the outlook for the remainder of 2007, Mr. James stated, "We now expect to close the pending merger with Florida Rock Industries during the fourth quarter of 2007. With respect to Vulcan's legacy business, pricing for our products remains strong. We expect aggregates prices will increase 12 to 13 percent for the full year. Spending for private nonresidential and public infrastructure construction continues to grow, somewhat mitigating the steep decline in residential construction. Predicting the timing of a stable level for residential construction activity continues to be a challenge. We believe aggregates volumes in the fourth quarter of 2007 will continue to be hampered by weak residential construction activity resulting in a full year decline of approximately 9 to 10 percent as compared with shipments in 2006.

    "Our projected record earnings from continuing operations in 2007 will cap a remarkable year for Vulcan and our shareholders, and the pending acquisition of Florida Rock Industries makes us even more optimistic about the future of our business. Although the weakness in residential construction will continue to affect shipments into that end use market, we believe that price trends in aggregates will continue to be favorable. Moreover, the broad use of aggregates throughout the nation's economy should continue to contribute to relatively stable growth in demand over the long term.

    "We expect our fourth quarter financial results to include Florida Rock for the post-closing portion of the quarter. However, to date, access to Florida Rock's financial and operational information has been limited and we are unable to project the financial results from Florida Rock for this stub period. Accordingly, we are not issuing specific earnings guidance for the remainder of the year. We expect to provide annual earnings guidance for 2008 for Vulcan, including Florida Rock, when we issue fourth quarter 2007 earnings in February 2008."

    Conference Call

    Vulcan will host a conference call at 10:00 a.m. CDT on October 30, 2007. Investors and other interested parties in the U.S. may access the teleconference live by calling (800) 435-1398 approximately 10 minutes before the scheduled start. International participants can dial (617) 614-4078. The access code is 64084983. A live webcast will be available via the Internet through Vulcan's home page at vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through November 6, 2007.

    Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of asphalt and concrete.

    Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the Company's ability to manage and successfully integrate acquisitions; risks and uncertainties related to the proposed transaction with Florida Rock Industries, Inc. including the ability to close the transaction, successfully integrate the operations of Florida Rock and to achieve the anticipated cost savings and operational synergies following the closing of the proposed transaction with Florida Rock; and other assumptions, risks and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.





                                                               Table A
Vulcan Materials Company
and Subsidiary Companies


                            (Amounts and shares in thousands, except
                                         per share data)

                           Three Months Ended     Nine Months Ended
Consolidated Statements of
 Earnings                     September 30          September 30
                           ------------------- -----------------------
(Condensed and unaudited)    2007      2006       2007        2006
----------------------------------------------------------------------

Net sales                  $844,938  $848,296  $2,282,943  $2,298,349
Delivery revenues            59,928    81,025     187,954     227,822
                           --------- --------- ----------- -----------
Total revenues              904,866   929,321   2,470,897   2,526,171

Cost of goods sold          567,546   575,404   1,553,123   1,603,681
Delivery costs               59,928    81,025     187,954     227,822
                           --------- --------- ----------- -----------
Cost of revenues            627,474   656,429   1,741,077   1,831,503
                           --------- --------- ----------- -----------

Gross profit                277,392   272,892     729,820     694,668
Selling, administrative
 and general expenses        66,398    67,824     212,108     197,986
Gain on sale of property,
 plant and equipment, net     5,543     1,610      56,782       3,671
Other operating expense
 (income), net                2,236       326       5,814     (23,137)
                           --------- --------- ----------- -----------
Operating earnings          214,301   206,352     568,680     523,490

Other (expense) income,
 net                         (1,590)    4,810        (502)     27,659
Interest income                 645       914       3,084       5,034
Interest expense              6,499     7,713      21,224      19,689
                           --------- --------- ----------- -----------
Earnings from continuing
 operations before income
 taxes                      206,857   204,363     550,038     536,494
Provision for income taxes   62,929    63,433     173,091     171,311
                           --------- --------- ----------- -----------
Earnings from continuing
 operations                 143,928   140,930     376,947     365,183
Loss on discontinued
 operations, net of tax      (8,515)   (5,243)    (10,650)     (8,777)
                           --------- --------- ----------- -----------
Net earnings               $135,413  $135,687  $  366,297  $  356,406
======================================================================
Basic earnings (loss) per
 share:
   Earnings from
    continuing operations  $   1.50  $   1.47  $     3.95  $     3.71
   Discontinued operations    (0.09)    (0.05)      (0.11)      (0.09)
                           --------- --------- ----------- -----------
   Net earnings per share  $   1.41  $   1.42  $     3.84  $     3.62

Diluted earnings (loss)
 per share:
   Earnings from
    continuing operations  $   1.47  $   1.44  $     3.85  $     3.63
   Discontinued operations    (0.09)    (0.05)      (0.11)      (0.09)
                           --------- --------- ----------- -----------
   Net earnings per share  $   1.38  $   1.39  $     3.74  $     3.54

======================================================================
Weighted-average common
 shares outstanding:
      Basic                  95,763    95,708      95,507      98,546
      Assuming dilution      97,888    97,679      97,988     100,671
Cash dividends declared
 per share of common stock $   0.46  $   0.37  $     1.38  $     1.11
Depreciation, depletion,
 accretion and
 amortization from
 continuing operations     $ 66,366  $ 58,026  $  191,071  $  166,869
Effective tax rate from
 continuing operations         30.4%     31.0%       31.5%       31.9%
======================================================================






                                                               Table B
Vulcan Materials Company
and Subsidiary Companies


                                        (Amounts in thousands)
Consolidated Balance Sheets     September 30 December 31  September 30
(Condensed and unaudited)           2007         2006         2006
----------------------------------------------------------------------

Assets
-------------------------------
Cash and cash equivalents       $    31,079  $    55,230  $    68,651
Accounts and notes receivable:
   Accounts and notes
    receivable, gross               457,325      394,815      483,356
   Less: Allowance for doubtful
    accounts                         (3,302)      (3,355)      (4,572)
                                ------------ ------------ ------------
      Accounts and notes
       receivable, net              454,023      391,460      478,784
Inventories:
   Finished products                232,250      214,508      209,216
   Raw materials                     10,835        9,967       10,300
   Products in process                1,747        1,619        1,876
   Operating supplies and other      21,690       17,443       16,705
                                ------------ ------------ ------------
      Inventories                   266,522      243,537      238,097
Deferred income taxes                30,402       25,579       18,562
Prepaid expenses                     39,364       15,388       27,070
                                ------------ ------------ ------------
      Total current assets          821,390      731,194      831,164
Investments and long-term
 receivables                          5,069        6,664        6,985
Property, plant and equipment:
   Property, plant and
    equipment, cost               4,203,952    3,897,618    3,758,480
   Less: Reserve for depr.,
    depl., & amort               (2,151,182)  (2,028,504)  (1,992,564)
                                ------------ ------------ ------------
      Property, plant and
       equipment, net             2,052,770    1,869,114    1,765,916
Goodwill                            650,205      620,189      625,076
Other assets                        205,074      200,673      185,122
                                ------------ ------------ ------------
      Total assets              $ 3,734,508  $ 3,427,834  $ 3,414,263
                                ============ ============ ============



Liabilities and Shareholders'
 Equity
-------------------------------
Current maturities of long-term
 debt                           $       562  $       630  $    32,547
Short-term borrowings               147,775      198,900      236,750
Trade payables and accruals         161,385      154,215      174,510
Other current liabilities           145,850      133,763      125,259
                                ------------ ------------ ------------
      Total current liabilities     455,572      487,508      569,066
Long-term debt                      321,227      322,064      322,267
Deferred income taxes               299,611      287,905      297,191
Other noncurrent liabilities        358,430      319,458      302,801
                                ------------ ------------ ------------
      Total liabilities           1,434,840    1,416,935    1,491,325
                                ------------ ------------ ------------
Shareholders' equity:
   Common stock, $1 par value       139,705      139,705      139,705
   Capital in excess of par
    value                           254,271      191,695      181,002
   Retained earnings              3,215,846    2,982,526    2,903,698
   Accumulated other
    comprehensive loss              (17,995)      (4,953)      (2,233)
   Treasury stock at cost        (1,292,159)  (1,298,074)  (1,299,234)
                                ------------ ------------ ------------
      Shareholders' equity        2,299,668    2,010,899    1,922,938
                                ------------ ------------ ------------
      Total liabilities and
       shareholders' equity     $ 3,734,508  $ 3,427,834  $ 3,414,263
======================================================================






                                                               Table C
Vulcan Materials Company
and Subsidiary Companies


                                                     (Amounts in
                                                       thousands)
                                                   Nine Months Ended
Consolidated Statements of Cash Flows                September 30
                                                 ---------------------
(Condensed and unaudited)                           2007       2006
----------------------------------------------------------------------

Operating Activities
------------------------------------------------
Net earnings                                     $ 366,297  $ 356,406
Adjustments to reconcile net earnings to net
 cash provided by operating activities:
   Depreciation, depletion, accretion and
    amortization                                   191,071    166,888
   Net gain on sale of property, plant and
    equipment                                      (56,782)    (3,672)
   Net gain on sale of contractual rights                -    (24,850)
   Contributions to pension plans                   (1,262)    (1,112)
   Share-based compensation                         12,595     11,249
   Increase in assets before initial effects of
    business acquisitions and dispositions        (154,195)  (159,236)
   Increase in liabilities before initial
    effects of business acquisitions and
    dispositions                                    48,663     15,060
   Change in asset retirement obligations due to
    settlements                                      7,259      1,526
   Other, net                                        7,667      1,359
                                                 ---------- ----------
      Net cash provided by operating activities    421,313    363,618
                                                 ---------- ----------


Investing Activities
------------------------------------------------
Purchases of property, plant and equipment        (351,486)  (299,147)
Proceeds from sale of property, plant and
 equipment                                          61,114      5,909
Proceeds from sale of contractual rights, net of
 cash transaction fees                                   -     24,850
Proceeds from sale of Chemicals business            30,560    141,916
Payment for businesses acquired, net of acquired
 cash                                              (58,861)   (20,498)
Proceeds from sales and maturities of medium-
 term investments                                        -    175,140
Decrease in investments and long-term
 receivables                                         1,595        172
Other, net                                           1,706        (13)
                                                 ---------- ----------
      Net cash (used for) provided by investing
       activities                                 (315,372)    28,329
                                                 ---------- ----------

Financing Activities
------------------------------------------------
Net short-term borrowings (payments)               (51,125)   236,750
Payment of short-term debt and current
 maturities                                           (552)  (240,470)
Purchases of common stock                           (4,800)  (521,632)
Dividends paid                                    (131,559)  (109,109)
Proceeds from exercise of stock options             33,804     23,036
Excess tax benefits from exercise of stock
 options                                            24,140     12,991
                                                 ---------- ----------
      Net cash used for financing activities      (130,092)  (598,434)
                                                 ---------- ----------

Net decrease in cash and cash equivalents          (24,151)  (206,487)
Cash and cash equivalents at beginning of period    55,230    275,138
                                                 ---------- ----------
Cash and cash equivalents at end of period       $  31,079  $  68,651
======================================================================






                                                               Table D

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated
 Statements of Cash Flows for the nine months ended September 30 is summarized below (amounts in thousands):

                                                       2007     2006
----------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information
----------------------------------------------------
Cash paid during the period for:
    Interest, net of amount capitalized              $ 15,664 $ 19,678
    Income taxes                                      145,013  172,126

Supplemental Schedule of Noncash Investing and
 Financing Activities
----------------------------------------------------
Accrued liabilities for purchases of property, plant
 and equipment                                         26,340   16,540
Debt issued for purchases of property, plant and
 equipment                                                 15        -
Proceeds receivable from exercise of stock options         16      676
Accrued liabilities for purchases of treasury stock         -      310






2. Net Sales and Unit Shipments

                                       (Amounts in thousands)

                              Three Months Ended   Six Months Ended
                                 September 30        September 30
                              ------------------ ---------------------
Net Sales by Product -
 Customer                       2007      2006      2007       2006
                              ------------------ ---------------------

     Aggregates                $608,890 $580,861 $1,653,768 $1,610,439
     Asphalt mix                161,369  155,448    384,230    366,760
     Concrete                    45,879   69,700    149,475    206,784
       Other products            28,800   42,287     95,470    114,366
                              --------- -------- ---------- ----------

Total net sales                $844,938 $848,296 $2,282,943 $2,298,349
                              ========= ======== ========== ==========

Unit Shipments

  Aggregates
     Customer tons               60,330   65,272    166,358    185,187
     Internal tons (a)            3,173    3,601      8,291      9,960
                              --------- -------- ---------- ----------
        Aggregates - tons        63,503   68,873    174,649    195,147
                              ========= ======== ========== ==========
        Asphalt mix - tons        3,247    3,427      7,892      8,732
        Concrete - cubic
         yards                      475      752      1,565      2,319

(a) Represents tons shipped primarily to our other operations (e.g., asphalt mix and concrete). Revenue from internal shipments is not included in net sales as presented in the accompanying Condensed
 Consolidated Statements of Earnings.


Average Unit Sales Price (including internal sales)

Aggregates (freight adjusted)
 (b)                           $   9.43 $   8.42 $     9.34 $     8.19

(b) Freight adjusted sales price is calculated as total sales dollars less freight to remote distribution sites divided by sales units.






                                                               Table E

Reconciliation of Non-GAAP
 Performance Measures

                                  (Amounts in thousands, except per
                                              share data)

                                Three Months Ended  Six Months Ended
                                   September 30       September 30
                                ------------------ -------------------
                                  2007     2006      2007      2006
                                ------------------ -------------------

GAAP Earnings from continuing
 operations before income taxes $206,857 $204,363  $550,038  $536,494
   Gain on sale of contractual
    rights (1)                         -       (1)        -   (24,850)
   Gain on sale of California
    real estate, net (2)             943        -   (40,966)        -
   Gain from adjustment in the
    carrying value of the ECU
    earn-out (3)                       -   (4,734)   (1,929)  (27,720)
   Retrospective adjustment
    related to a change in
    accounting principle (4)           -      366         -       (71)
                                -------- --------- --------- ---------
Earnings from continuing
 operations before income
 taxes, as adjusted (5)         $207,800 $199,994  $507,143  $483,853
                                ======== ========= ========= =========


GAAP Diluted earnings per share
 from continuing operations     $   1.47 $   1.44  $   3.85  $   3.63
   After-tax gain per diluted
    share resulting from the
    sale of contractual rights
    (1)                                -        -         -     (0.15)
   After-tax gain per diluted
    share resulting from sale
    of California real estate,
    net (2)                         0.01        -     (0.25)        -
   After-tax gain per diluted
    share resulting from the
    adjustment in the carrying
    value of the ECU earn-out
    (3)                                -    (0.03)    (0.01)    (0.17)
   After-tax gain per diluted
    share resulting from the
    retrospective adjustment
    related to a change in
    accounting principle (4)           -     0.01         -     (0.03)
                                -------- --------- --------- ---------
Earnings per share from
 continuing operations, net of
 tax, as adjusted (5)           $   1.48 $   1.42  $   3.59  $   3.28
                                ======== ========= ========= =========


(1) During the second quarter of 2006, the Company recognized a $25 million pretax gain from the sale of its contractual rights to mine the Bellwood quarry in Atlanta, Georgia. The City of Atlanta plans to convert the property into a city park and greenspace as part of a larger economic growth and development project around the city's perimeter. The Company worked with city and county officials to achieve this mutually beneficial transaction. The Company will continue operating the site for approximately two years subsequent to the sale as it transitions customers to its existing 12 quarries in the greater Atlanta area and to a new, zoned site purchased in 2004 in anticipation of the Bellwood sale.

(2) In January 2007, the Company sold approximately 125 acres of vacant land located in San Bernardino County, California resulting in a pretax gain of $43.8 million. The amounts shown above are net of the related incentives ratably applied in accordance with U.S.
 Generally Accepted Accounting Principles (GAAP).

(3) In June 2005, the Company sold substantially all the assets of its Chemicals business, known as Vulcan Chemicals, to a subsidiary of Occidental Chemical Corporation, Basic Chemicals. Subject to certain conditions as defined in a separate earn-out agreement, Basic Chemicals was required to make payments based on ECU and natural gas prices during the five-year period beginning July 1, 2005. In September 2007, the company received the final payment under the ECU earn-out of $22.1 million, bringing cumulative cash receipts to the $150 million cap. The ECU earn-out was accounted for as a derivative instrument; accordingly, it was reported at fair value. Changes to the fair value of the ECU derivative were recorded within continuing operations pursuant to SAB Topic 5:Z:5.

(4) On January 1, 2007 the Company adopted FSP AUG AIR-1 "Accounting for Planned Major Maintenance Activities" and retrospectively adjusted prior year financial statements as required under the FSP. One result of the retrospective application of this change in accounting principle was an increase in the cumulative undistributed earnings at a certain wholly owned foreign subsidiary, and an increase in the associated deferred tax liability. During the second quarter of 2006, we determined that the cumulative undistributed earnings at this foreign subsidiary would be indefinitely reinvested offshore, and accordingly reversed the associated deferred tax liability pursuant to Accounting Principles Board Opinion No. 23, "Accounting for Income Taxes - Special Areas." Consistent with our prior determination that the cumulative undistributed earnings would be indefinitely reinvested offshore, the deferred tax liability arising from the retrospective adjustments was reversed, resulting in a favorable adjustment to the provision for income taxes during the second quarter of 2006.

(5) The Company prepares and reports its financial statements in accordance with GAAP. Internally, management monitors the operating performance of its Construction Materials business using non-GAAP metrics similar to those above. These non-GAAP measures exclude the effects of the items described more fully above.

In Management's opinion, these non-GAAP measures are important indicators of the ongoing operations of our Construction Materials business and provide better comparability between reporting periods because they exclude items that may not be indicative of or are unrelated to our core business and provide a better baseline for analyzing trends in our core operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.


    CONTACT: Vulcan Materials Company
             Investor Contact:
             Mark Warren, 205-298-3220
             or
             Media Contact:
             David Donaldson, 205-298-3220